UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 22, 2006

SonomaWest Holdings, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-01912	94-1069729
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2064 Highway 116 North Sebastopol, California	95472
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (707) 824-2534

Same
(Former name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On March 22, 2006, the Board of Directors (“Board”) of SonomaWest Holdings, Inc. (the “Company”) approved compensation arrangements for directors of the Company for service after that date as members of the Special Committee (the “Special Committee”) of the Board that the Board established following the previously announced receipt by the Company of a letter from Mr. Walker Stapleton, the Company’s Chief Executive Officer and a director, disclosing the desire to initiate a management-led buyout of the Company by an investment group that would include members of his family. Members will receive an initial payment of $20,000 and, if the Special Committee is still in existence and undertaking activities with respect to the letter previously delivered by Mr. Stapleton (and related matters) as of May 3, 2006, then each member will receive an additional $15,000. Under the Company’s previously adopted policies concerning compensation to directors, directors are generally entitled to receive $1,000 for each meeting attended of a committee or subcommittee of the Board. In connection with the above arrangements, the Board determined that no further meeting fees would be payable in connection with meetings of the Special Committee.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On March 22, 2006, the Board elected Joe Milam as a director of the Company, filling a vacancy on the Board. Mr. Milam was also appointed a member of the Special Committee of the Board. In connection with Mr. Milam’s appointment, Mr. David Bugatto, a director, resigned from the Special Committee.

Mr. Milam is a founding member and President of Legacy Capital Management in Roseville, California, an investment management firm. He has held various portfolio management positions at BIL Trainer Wortham, a division of the Bank in Liechtenstein; in 1993, he acquired the division and renamed it Legacy Capital Management. From 1985 to 1990 he held various positions at E.F. Hutton with responsibility for money management and portfolio management. He has extensive experience in the valuation of securities, including with the Credit Suisse HOLT framework for corporate valuation.
Item 8.01 Other Events

On March 23, 2006, the Special Committee received a letter from Walker Stapleton. The letter referenced his earlier February 7, 2006, letter to the Company expressing an interest in initiating a management-led buyout transaction of the Company by an investment group including Mr. Stapleton and members of his family, including Craig Stapleton, who is the Company’s largest stockholder (the “Investment Group”). The February 7, 2006 letter proposed a price of $11.03 per share for all outstanding shares of the Company not owned by the Investment Group.

The March 23, 2006 letter expressed continued interest in making an offer at the above price. The letter indicates that the exact structure of the transaction would depend on the ability of the Investment Group to reach an agreement with the Company, as well as tax and securities law considerations. The letter noted that the Investment Group, which beneficially owns approximately 48.5% of the outstanding common stock of the Company, does not have any interest in selling its shares in the Company and therefore would not, under any circumstances, support an alternative transaction. The letter noted that the Investment Group was prepared to move forward promptly to consummate the proposed transaction, had retained the services of counsel and was well along in discussions with financing sources. The letter suggested that the Special Committee retain the services of an investment banker to advise the Special Committee on matters related to the transaction within the next week. The letter indicated that the Investment Group was prepared to leave its proposal open until April 7, 2006, but reserved the right to amend or withdraw the proposal and terminate further discussions at any time prior to execution of definitive agreements, and that if the Investment Group was unable to consummate the transaction in a timely manner, it would explore other options.

A copy of the letter is attached hereto as an exhibit.

There can be no assurance that any definitive offer will be made, that any agreement will be executed or that any transaction will be initiated or consummated.

Item 9.01 Financial Statements and Exhibits

ExhibitList	Description of Exhibit

Exhibit 99.1	Letter From Walker R. Stapleton to the Special Committee dated March 23, 2006

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SONOMAWEST HOLDINGS, INC.

Date: March 24, 2006	By:	/s/ Walker R. Stapleton
Walker R. Stapleton
Chief Executive Officer